Exhibit 10.7

Docusign Envelope ID: AC92D606-1F66-48CA-86CE-66B8773376F2

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

298588649 v2

April 9, 2025

Chris M. Storgard, MD

Re: Employment Terms

Dear Dr. Storgard:

Design Therapeutics, Inc. (the “Company”) is pleased to offer you at-will employment in the position of Chief Medical Officer on the terms set forth below.

You will perform such duties as are customarily associated with your position and such other duties as are assigned to you by Pratik Shah, PhD (the Company’s President, Chief Executive Officer and Chairperson), to whom you will report. You will work at our facilities located in San Diego County with your initial primary employment location at 6005 Hidden Valley Road, Suite 110, Carlsbad, CA 92011. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $40,833.33 per month (or $490,000 on an annualized basis), less payroll deductions and all required withholdings, paid on the Company’s normally payroll schedule (currently semi-monthly). You will also receive a one-time signing bonus in the amount of $30,000, less payroll deductions and all required withholdings, to be paid in connection with the Company’s normal payroll period within the first month following your Start Date (as defined below).

Commencing with the first day of the calendar month following the date you start employment with the Company, you will be eligible for standard Company benefits, including medical, dental and vision insurance benefits, pursuant to the terms and conditions of the benefit plans and applicable Company policies. The Company may change compensation and benefits from time to time in its discretion.

You may be entitled to a discretionary bonus during each calendar year of employment with the Company. Your target bonus opportunity will be 40% of your annual base salary, pro-rated for a partial period of employment with the Company of less than 12 months during a calendar year (e.g., any discretionary bonus for performance during 2025 will be pro-rated commencing with your Start Date (as defined below). Actual payout, if any, will be determined at the end of each calendar year based on achievement of certain company and individual performance criteria established by the Company in its sole discretion. The Company's determination regarding your bonus is final and binding. To earn a bonus for any year, you must be employed by the Company on the date the bonus is paid.

Subject to approval by the Company’s Board of Directors (the “Board”), and pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”), the Company anticipates granting you an option to purchase 400,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be subject to the terms and conditions of the Plan and your grant agreement. Your grant agreement will include a four-year vesting schedule, under which 25% of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, until either the Option is fully vested or your employment ends, whichever occurs first.

As a Company employee, you will be expected to abide by Company policies and procedures. As a condition of employment, you must read, sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of Company confidential information, among other obligations.

Exhibit 10.7

Docusign Envelope ID: AC92D606-1F66-48CA-86CE-66B8773376F2

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

298588649 v2

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments without eligibility for overtime compensation.

Your employment relationship is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. This offer is contingent upon satisfactory clearance of any background check requested by the Company. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under

Exhibit 10.7

Docusign Envelope ID: AC92D606-1F66-48CA-86CE-66B8773376F2

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

298588649 v2

this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise unenforceable, as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as you or the Company would otherwise be entitled to seek in a court of law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Employee Confidential Information and Inventions Assignment Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be executed in counterparts and may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. Please sign and date this letter and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me by April 11, 2025, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on April 16, 2025 (such start date of employment, the “Start Date”).

[Remainder of Page Left Intentionally Blank]

Exhibit 10.7

Docusign Envelope ID: AC92D606-1F66-48CA-86CE-66B8773376F2

6005 Hidden Valley Road, Suite 110

Carlsbad, CA 92011

298588649 v2

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Attachment: Employee Confidential Information and Inventions Assignment Agreement